Filed Pursuant To Rule 433
Registration No. 333-217785
March 11, 2019

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

February 2019

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	73,786,416	2,411,147	940,810	1,470,337	5,821,882	12,314,700
XLF	Financial Select Sector SPDR Fund	43,386,580	110,762	34,506	76,257	663,627	2,050,317
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	17,646,352	115,860	62,677	53,184	861,379	1,678,010
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	15,307,634	1,352	370	982	13,659	350,085
XLU	Utilities Select Sector SPDR Fund	14,748,272	19,448	10,259	9,190	157,307	227,541
XLP	Consumer Staples Select Sector SPDR Fund	13,767,081	13,514	6,720	6,794	96,895	158,063
XLE	Energy Select Sector SPDR Fund	11,385,992	35,292	23,975	11,317	392,608	359,341
XLK	Technology Select Sector SPDR Fund	10,900,958	16,303	9,129	7,174	189,729	182,489
XLI	Industrial Select Sector SPDR Fund	10,389,314	33,414	9,427	23,988	168,396	276,017
XLV	Health Care Select Sector SPDR Fund	8,100,540	15,085	6,664	8,422	112,779	139,204
GLD®	SPDR Gold Shares	7,609,672	97,902	55,270	42,632	1,506,271	1,033,033
XLB	Materials Select Sector SPDR Fund	6,932,179	5,011	2,629	2,383	53,222	63,916
KRE	SPDR S&P Regional Banking ETF	6,771,623	43,414	7,246	36,169	137,474	532,848
XRT	SPDR S&P Retail ETF	4,758,249	26,991	3,983	23,008	56,533	243,816
XLRE	Real Estate Select Sector SPDR Fund	4,640,197	1,502	1,355	147	24,175	4,905
XLY	Consumer Discretionary Select Sector SPDR Fund	4,395,076	7,946	3,834	4,113	70,182	83,639
XBI	SPDR S&P Biotech ETF	3,815,070	36,599	11,703	24,897	188,769	532,639
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,290,833	49,403	25,894	23,510	243,581	224,172
XLC	Communication Services Select Sector SPDR Fund	3,220,459	867	479	388	12,526	10,325
KBE	SPDR S&P Bank ETF	3,175,451	3,807	481	3,326	13,821	55,264
FEZ	SPDR EURO STOXX 50 ETF	3,162,354	10,643	4,509	6,135	81,416	152,740
XHB	SPDR S&P Homebuilders ETF	2,477,665	5,191	2,727	2,464	51,496	101,567
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,284,328	1	1	1	8	119
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	1,967,724	11	7	5	1,271	183
XME	SPDR S&P Metals & Mining ETF	1,883,684	7,638	4,118	3,521	61,996	151,402
SPYG	SPDR Portfolio S&P 500 Growth ETF	1,607,782	16	14	3	288	178
SPYV	SPDR Portfolio S&P 500 Value ETF	1,425,934	21	5	16	108	307
SPEM	SPDR Portfolio Emerging Markets ETF	1,267,189	—	1	—	5	10

Source: Bloomberg as of 02/28/2019.

STATE STREET GLOBAL ADVISORS

SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
MDY	SPDR S&P MidCap 400 ETF Trust	1,176,222	2,090	1,186	905	28,021	19,130
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,173,762	61	42	20	9,537	1,151
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,056,501	25	20	6	377	332
SPLG	SPDR Portfolio Large Cap ETF	880,846	2	2	1	28	—
SDY	SPDR S&P Dividend ETF	813,232	39	24	15	1,239	973
SPSM	SPDR Portfolio Small Cap ETF	613,781	3	1	2	19	24
RWX	SPDR Dow Jones International Real Estate ETF	611,918	—	1	—	7	12
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	601,784	1	1	1	9	159
SPTM	SPDR Portfolio Total Stock Market ETF	552,630	—	—	1	2	5
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	506,580	—	—	—	23	—
GXC	SPDR S&P China ETF	464,265	21	16	6	244	232
CWI	SPDR MSCI ACWI ex-US ETF	366,830	—	1	—	1	—
XAR	SPDR S&P Aerospace & Defense ETF	341,802	10	8	2	275	102
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	295,135	—	—	2	25	72
KIE	SPDR S&P Insurance ETF	259,280	22	9	13	228	334
RWO	SPDR Dow Jones Global Real Estate ETF	187,259	—	—	1	2	1
RWR	SPDR Dow Jones REIT ETF	184,824	7	3	4	138	111
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	179,843	1	1	1	39	45
GWX	SPDR S&P International Small Cap ETF	174,376	—	—	—	5	—
EDIV	SPDR S&P Emerging Markets Dividend ETF	127,493	2	1	1	63	18
DWX	SPDR S&P International Dividend ETF	119,208	1	1	1	40	3
GNR	SPDR S&P Global Natural Resources ETF	111,825	1	1	—	12	7
XSD	SPDR S&P Semiconductor ETF	100,885	8	7	1	101	31
EWX	SPDR S&P Emerging Markets SmallCap ETF	68,853	5	2	4	94	62
XHE	SPDR S&P Health Care Equipment ETF	65,598	125	4	121	68	2,364
XPH	SPDR S&P Pharmaceuticals ETF	50,117	14	8	7	353	244
GMF	SPDR S&P Emerging Asia Pacific ETF	24,115	1	1	1	6	7
NANR	SPDR S&P North American Natural Resources ETF	20,666	—	1	—	1	—
KCE	SPDR S&P Capital Markets ETF	4,637	6	4	2	68	44

Source: Bloomberg as of 02/28/2019.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2019 State Street Corporation. All Rights Reserved. State Street Global Advisors ID15920-2047512.15.1.AM.INST 0319 Exp. Date: 03/31/2020 SPD001814

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.